SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                   FORM S-8

                           REGISTRATION STATEMENT UNDER
                            THE SECURITIES ACT OF 1933


                             DIAMOND SHAMROCK, INC.
              (Exact name of registrant as specified in its charter)


                 Delaware                             74-2456753

(State or other jurisdiction of                     (IRS Employer
 incorporation or organization)                     Identification No.)

     9830 Colonnade Boulevard
      San Antonio, Texas                            78230
(Address of Principal Executive                     (Zip Code)
 Offices)

                             DIAMOND SHAMROCK, INC.
                            NONQUALIFIED 401(k) PLAN
                           (Full title of the plan)

                             Timothy J. Fretthold
                     Senior Vice President/Group Executive
                             and General Counsel
                           9830 Colonnade Boulevard
                           San Antonio, Texas 78230
                   (Name and address of agent for service)

                               (210) 641-6800
         (Telephone number, including area code, of agent for service)


                        Calculation of Registration Fee


Title of          Amount         Proposed        Proposed         Amount of
securities        to be          maximum         maximum          registration
to be             registered     offering        aggregate        fee
registered                       price per       offering
                                 share           price
____________________________________________________________________________

Deferred
Compensation
obligations(1)    $3,000,000     100%(2)        $3,000,000(2)     $1,034.48


Common               100,000   $24.6875(4)      $2,468,750(4)     $  851.29
Stock,
$.01 par
value(3)

(1) The Deferred Compensation Obligations are unsecured general obligations of Diamond Shamrock, Inc. to pay deferred compensation in the future in accordance with the terms of the Diamond Shamrock, Inc. Nonqualified 401(k) Plan (the "Plan").

(2) Estimated solely for the purpose of determining the registration fee.

(3) Includes associated preferred share purchase rights issuable pursuant to the Rights Agreement filed as Exhibit 4.2 hereto.

(4) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h)(1) based on the market value of shares of Common Stock of Diamond Shamrock, Inc. (the "Company") $24.6875 per share, which is the average of the high and low sale prices thereof on the Composite Tape of the New York Stock Exchange on November 22, 1995.)


                                      PART II
                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, and the Company's Current Reports on Form 8-K, dated January 25, 1995, February 6, 1995, and June 1, 1995 and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year ended December 31, 1994.

     (c) The description of the Common Stock contained in the Company's Registration Statement on Form 10 (File No. 1-9409), filed pursuant to Section 12(b) of the 1934 Act, and any amendment or report filed for the purpose of updating such information.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the filing of this Form S-8 Registration Statement (the "Registration Statement") and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

Item 4.  Description of Securities

     The Plan allows executive participants to defer compensation and director participants to defer annual retainer and meeting fees. Before the start of the fiscal year in which the compensation will be earned, participants may elect the amount to be deferred and the time and manner of distribution. The amounts deferred represent unsecured general obligations ("Obligations") of the Company to pay, in the future, deferred compensation and any net earnings attributable thereto in accordance with the terms of the Plan and the Trust Agreement between the Company and Key Trust Company of Ohio, N.A. (formerly known as AmeriTrust Company N.A.) (the "Trustee") dated as of April 8, 1988, as amended (the "Trust Agreement"). The Obligations may be deemed to be a security and, therefore, are being registered along with Common Stock that may be issued in satisfaction of the Obligations in certain circumstances.

     Participants and beneficiaries have the status of general unsecured creditors with respect to the assets of the trust. No trust beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets in the trust prior to the time that such assets are paid to a trust beneficiary. The obligation of the Trustee to pay benefits pursuant to the Trust Agreement constitutes an unfunded and unsecured promise to pay such benefits. The Trustee has only the duties described herein and in the Trust Agreement and has no authority to enforce the Company's Obligations to participants or otherwise represent participants under the Plan. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

     The amount deferred by each participant is determined in accordance with the Plan based on the participant's elections. Such amounts will be payable on a date selected by the participant in accordance with the terms of the Plan. The deferred amounts may be deemed invested in one or more deemed investment funds available under the Plan. The Company will credit the participant's account with a partial "match" of the deferrals, as described in the Plan. The amount of any deferrals and "matches" shall be credited to an account maintained by the Company on its books in the name of the participant. The balance of the account will be increased or decreased to reflect income, expenses, gains, and losses deemed attributable to the account.

     Neither any participant nor any beneficiary shall have the right to alienate, assign, or encumber any amount that may be payable under the Plan nor shall any account be subject to alienation, assignment, encumbrance, or garnishment, voluntary or involuntary, by process of law or otherwise. Notwithstanding the foregoing, the Company may follow the terms of any court order issued in connection with any domestic relations proceeding including but not limited to marital dissolution or child support.

Item 6.  Indemnification of Directors and Officers

     Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     Article Tenth, Section 2 of the Certificate of Incorporation of the Company (the "Certificate") provides generally for the Company to indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or a subsidiary thereof or is or was serving at the request of the Company, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member or trustee or in any other capacity while so serving, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law prior to such amendment permitted the Company to provide), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

     Article Tenth, Section 2(d) of the Certificate provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     The Company and each of its directors have entered into indemnification agreements. Pursuant to such agreements, each of the directors is entitled to indemnification whether the director's acts, failures to act, neglect or breach of duty giving rise to the right to indemnity thereunder occurred prior to or subsequent to the date of such agreement. Such right, however, is not available with respect to acts, failures to act, neglect or breaches of duty of a director occurring prior to the date such person was elected as a director of the Company.

     Such indemnification agreements attempt to specify the extent to which the directors may receive indemnification under circumstances in which indemnity would not otherwise be provided by Article Tenth. Such agreements entitle the directors to indemnification as expressly provided by Article Tenth and to indemnification for any amount which a director is or becomes legally obligated to pay relating to or arising out of any claim made against such director because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such director commits, suffers, permits or acquiesces in while acting in the director's position with the Company. The right to receive payments under such agreements in excess of those expressly provided for in Article Tenth would not be permitted, however, in connection with any claim against a director:

     (i) which results in a final, nonappealable order for the director to pay a fine or similar governmental imposition which the Company is prohibited by applicable law from paying; or

     (ii) to the extent based upon or attributable to the director gaining in fact a personal profit to which he or she was not legally entitled, including without limitation profits made from the purchase and sale by the director of equity securities of the Company which are recoverable by the Company pursuant to Section 16(b) of the 1934 Act and profits arising from transactions in publicly traded securities of the Company which were effected by the director in violation of Section 10(b) of the 1934 Act, including Rule 10b-5 promulgated thereunder.

     Another purpose of the indemnification agreements is to provide the directors with increased assurance of indemnification by prohibiting the Company from adopting any amendment to the Company's Certificate or By-Laws which would have the effect of denying, diminishing or encumbering a director's indemnification rights pursuant thereto or to the Delaware Law or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

     The Company and certain of its officers have entered into indemnification agreements similar to those described above with directors.

     The Company has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

Item 8.  Exhibits

     4.1  Diamond Shamrock, Inc. Nonqualified 401(k) Plan

     4.2  Rights Agreement between the Company and Ameritrust Company,
          National Association, as Rights Agent, dated March 6, 1990 (Exhibit 2 to the Company's Form 8-A Registration Statement dated March 6, 1990)*

     5    Opinion of Timothy J. Fretthold, Esq.

    15    Independent Accountants' Awareness Letter

    23.1  Consent of Price Waterhouse LLP

    23.2  Consent of Timothy J. Fretthold, Esq. (included in Exhibit 5)

    24.1  Powers of Attorney of directors and officers of the Company

    24.2 Certificate regarding resolutions of the Board of Directors of the Company

     * Each document marked by an asterisk is incorporated herein by reference to the designated document previously filed with the Commission

Item 9.  Undertakings

A.   The Company hereby undertakes

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "1933 Act"), (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase of decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company is advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel for the Company the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on the 30th day of November, 1995.

                          DIAMOND SHAMROCK, INC.



                          By:* R.R. Hemminghaus
                               Chairman of the Board and
                               Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                 Title                          Date

*R.R. HEMMINGHAUS         Chairman of the Board       November 30, 1995
                          and Chief Executive
                          Officer

*R.C. BECKER              Vice President and          November 30, 1995
                          Treasurer (Principal
                          Financial Officer)

*GARY E. JOHNSON          Vice President and          November 30, 1995
                          Controller(Principal
                          Accounting Officer)

*B. CHARLES AMES          Director                    November 30, 1995

*E. GLENN BIGGS           Director                    November 30, 1995

*W.E. BRADFORD            Director                    November 30, 1995

*LAURO F. CAVAZOS         Director                    November 30, 1995

*W.H. CLARK               Director                    November 30, 1995

*WILLIAM L. FISHER        Director                    November 30, 1995

*BOB MARBUT               Director                    November 30, 1995

*KATHERINE D.ORTEGA       Director                    November 30, 1995


Timothy J. Fretthold, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of Diamond Shamrock, Inc. and each of the above-named officers and directors of Diamond Shamrock, Inc. pursuant to powers of attorney executed on behalf of the Company and each of such officers and directors.



                          By: /s/ Timothy J. Fretthold

                                  Timothy J. Fretthold
                                  Attorney-in-fact

                             November 30, 1995

                              INDEX TO EXHIBITS

Exhibit
No.                               Exhibit

4.1       Diamond Shamrock, Inc. Nonqualified 401(k) Plan

4.2 Rights Agreement between the Company and Ameritrust Company, National Association, as Rights Agent, dated March 6, 1990 (Exhibit 2 to the Company's Form 8-A Registration Statement dated March 6, 1990)*

5         Opinion of Timothy J. Fretthold, Esq.

15        Independent Accountants' Awareness Letter

23.1      Consent of Price Waterhouse LLP

23.2      Consent of Timothy J. Fretthold, Esq. (included in Exhibit 5)

24.1      Powers of Attorney of directors and officers of the Company

24.2 Certificate regarding resolutions of the Board of Directors of the Company




* Each document marked by an asterisk is incorporated herein by reference to the designated document previously filed with the Commission




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